Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 12, 2009--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the second quarter ended July 4, 2009. Net earnings for the second quarter were $13,714,000 or $0.74 per share on net sales of $158,601,000 as compared to the prior year second quarter net earnings of $17,117,000 or $0.99 per share on net sales of $173,513,000. Net earnings for the six months ended July 4, 2009 were $27,781,000 or $1.51 per share on net sales of $340,147,000 as compared to net earnings of $30,298,000 or $ 1.76 per share on net sales of $334,396,000 in the prior year first six months.

2009 Second Quarter Financial Highlights

  The company completed the acquisitions of CookTek, LLC (“CookTek”) on April 26, 2009 and Anetsberger Brothers, Inc. (“Anets”) on April 30, 2009 for a combined $11.4 million in cash. The financial results of these acquisitions are reflected in the 2009 second quarter statements of earnings and balance sheet from the date of acquisition.
  Net sales declined 8.6% in the second quarter. Excluding the impact of acquisitions, sales declined 21.2% during the second quarter. Sales of the Commercial Foodservice Group declined 6.5% for the quarter and sales of the Food Processing Group declined 23.4% for the quarter. Net sales continued to be impacted by adverse economic conditions.
  Operating income decreased to $26,945,000 from $32,492,000 as a result of lower sales volumes, while operating margins were 17.0% as compared to 18.7% in the prior year second quarter.
  Depreciation and amortization amounted to $2,870,000 in the 2009 second quarter and as compared to $3,329,000 in the 2008 second quarter.
  Net interest expense and deferred financing costs amounted to $2,857,000 in the second quarter as compared to $3,039,000 in the prior year second quarter. Reduced interest expense reflects the benefit of lower interest rates, offset in part by higher levels of debt to fund acquisition activities.
  Total debt at the end of the 2009 second quarter amounted to $321,059,000 as compared to $346,089,000 at the end of the first quarter 2009. Net borrowings decreased during the second quarter despite funding the acquisition of Cooktek and Anets and the related transaction costs. The company completed the acquisitions of CookTek and Anets for a combined $11.4 million in cash, which was funded utilizing the company’s debt facilities. The company’s debt is financed under a $497.5 million senior revolving credit facility that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “As expected, industry conditions continued to be difficult throughout the second quarter. Purchases by our customers both in the Commercial Foodservice Group and the Food Processing Group continued to be impacted by the general economic environment. As sales have declined, we have continued to focus on maintaining our profitability levels through cost reduction initiatives and remaining disciplined with our product pricing. During the second quarter we also realized the benefit of lower steel costs which lessened the impact of reduced sales volumes during the quarter.”

Mr. Bassoul continued, “We anticipate that the business environment may continue to be challenging for the remainder of the year. Accordingly, we continue to implement further measures to reduce our costs to offset lower volumes in the near term. These cost reduction initiatives include consolidation of two manufacturing facilities. These facility consolidations which are currently underway are anticipated to be largely completed by end of the year and will result in cost savings in excess of $8 million annually. We will begin to see the initial benefits of these consolidations in the fourth quarter of this year.”

“We were pleased with our second quarter cash flow and debt reduction. We were able to pay down over $25 million in debt during the second quarter despite the funding of $11.4 million for acquisition activities and we anticipate operating cash flows will continue to remain strong for the remainder of the year.”

“Turbochef acquired in January posted another profitable quarter. Post acquisition initiatives, which were largely completed in the first quarter, resulted in operating margins approaching 20% in the second quarter. We continue to be very excited about this technology and the opportunity to expand the market for the Turbochef product line.”

Mr. Bassoul added, “We were also pleased to have announced the acquisitions of CookTek and Anets. These acquisitions continue to strengthen Middleby’s portfolio of leading brands and innovative technologies. The acquisition of Anets further adds to Middleby’s position as a leading supplier of fryers and griddles and provides for significant synergies with our existing operations. CookTek is the recognized leader in induction cooking. We believe the demand for induction cooking technology will increase in the next few years due to its energy savings, speed of cooking, safety features, and ventless cooking applications.”

Mr. Bassoul concluded, “Despite the measures to reduce our overall costs during this period, we continue to invest in new product development and in our selling organization. A new sales and support team, focused on the top restaurant chain customers, was established in the first quarter. We believe there are significant opportunities to further broaden our business with these accounts with our increased product offerings and new innovative technologies. The initial results from this team in a short period of time have been very positive and we believe we will begin to realize sales opportunities over the next several quarters.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, August 13, 2009 and can be accessed by dialing (866) 439-4712 and providing conference code 975262# or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 439-4554 and providing code 380850#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007 and 2008, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007 and 2008, and by Forbes as one of the Best Small Companies in 2007 and 2008.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2009	2nd Qtr, 2008	2nd Qtr, 2009	2nd Qtr, 2008
Net sales	$ 158,601	$ 173,513	$ 340,147	$ 334,396
Cost of sales	97,261	106,505	210,037	208,486

Gross profit	61,340	67,008	130,110	125,910

Selling & distribution expenses	16,668	16,676	32,974	32,921
General & administrative expenses	17,727	17,840	42,100	34,481

Income from operations	26,945	32,492	55,036	58,508

Interest expense and deferred
financing amortization, net	2,857	3,039	6,003	6,742
Other expense, net	460	561	744	948

Earnings before income taxes	23,628	28,892	48,289	50,818

Provision for income taxes	9,914	11,775	20,508	20,520

Net earnings	$ 13,714	$ 17,117	$ 27,781	$ 30.298

Net earnings per share:

Basic	$ 0.78	$ 1.07	$ 1.58	$ 1.89

Diluted	$ 0.74	$ 0.99	$ 1.51	$ 1.76
Weighted average number shares:

Basic	17,584	15,990	17,584	16,022

Diluted	18,635	17,244	18,403	17,206

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	July 4, 2009	Jan 3, 2009
ASSETS

Cash and cash equivalents	$ 8,033	$ 6,144
Accounts receivable, net	81,351	85,969
Inventories, net	95,349	91,551
Prepaid expenses and other	6,778	7,646
Current deferred tax assets	29,957	18,387
Total current assets	221,468	209,697

Property, plant and equipment, net	46,980	44,757

Goodwill	361,064	266,663
Other intangibles	188,668	125,501
Other assets	2,877	3,314

Total assets	$ 821,057	$ 649,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 5,980	$ 6,377
Accounts payable	35,747	32,543
Accrued expenses	119,033	102,579
Total current liabilities	160,760	141,499

Long-term debt	315,079	228,323
Long-term deferred tax liability	12,123	33,687
Other non-current liabilities	30,825	23,029

Stockholders’ equity	302,270	223,394

Total liabilities and stockholders’ equity	$ 821,057	$ 649,932

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744